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                                                                     Exhibit 5.1


                 BARTEL ENG LINN & SCHRODER, A LAW CORPORATION
                          300 CAPITOL MALL, SUITE 1100
                          SACRAMENTO, CALIFORNIA 95814
                                 (916) 442-0400


                                          December 3, 1996


Board of Directors
Digital Power Corporation
41920 Christy Street
Fremont, CA 94538-3158

     Re: Common Stock and Warrants of Digital Power Corporation

Gentlemen:


     We act as counsel to Digital Power Corporation (the "Company"), a California corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,103,612 shares of the Company's Common Stock (the "Shares") and 775,000 common stock purchase warrants ("Warrants"). As further described in a registration statement on Form SB-2 filed under the Securities Act (the "Registration Statement"), of the 2,103,612 Shares, up to 1,675,000 Shares are being offered by the Company, 250,000 Shares are being offered by certain stockholders (the "Selling Stockholders") and 178,612 shares are being distributed by a Selling Stockholder. Of the 775,000 Warrants, up to 575,000 Warrants are being offered by the Company and up to 200,000 Warrants are being offered by certain warrantholders (the "Selling Warrantholders").


     For the purpose of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares and Warrants will be offered in the manner and on the terms identified or referred to in the prospectus, including any amendments thereto.

     Our opinion is limited solely to matters set forth herein. Attorneys practicing in this firm are admitted to practice in the State of California and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of California and the laws of the United States.

     Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares and Warrants have been and will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that:

     1) the Shares to be offered by the Company, upon the receipt of adequate consideration, and Shares to be offered by the Selling Stockholders, will be validly issued, fully paid and non-assessable; and

     2) the Warrants to be offered by the Company, upon the receipt of adequate consideration, and the Warrants to be offered by the Selling Warrantholders, will be validly issued and a binding obligation of the Company.
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     We hereby consent in writing to the use of our opinion as an exhibit to the
Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                          Sincerely yours,

                                          BARTEL ENG LINN & SCHRODER